Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated November 10, 2000, between DENDRITE INTERNATIONAL, INC., a New Jersey Corporation (“Dendrite”), having its principal place of business at 1200 Mt. Kemble Avenue, Morristown, New Jersey 07960, and Garry Johnson (“Employee”), having an address at [                                                                  ].

WHEREAS, Dendrite, its affiliates, and subsidiaries develop and own what is referred to as Territory Management Systems and related hardware and equipment;

WHEREAS, Employee is or desires to be employed by Dendrite and Dendrite desires to employ Employee; and

WHEREAS, Dendrite is willing to provide certain confidential and proprietary information to Employee for the limited purpose of enabling Employee to carry out duties in connection with his/her employment by Dendrite.

RECITAL:

NOW, THEREFORE, it is agreed as follows:

1.                                      EMPLOYMENT AT WILL

Dendrite hereby employs Employee, and Employee hereby accepts such employment, as Vice President, North American Technical Operations of Dendrite.  Dendrite hereby employs Employee as an at-will employee.  This employment may be terminated at any time for any reason with or without cause by Dendrite.  Employee agrees to provide two (2) weeks notice to Dendrite before terminating his/her employment.

2.                                      DUTIES

Employee shall perform those duties as may from time to time be assigned to him/her and shall carry out any assignments related to Dendrite or its affiliates as directed.  Employee shall devote his/her full time attention, energy, knowledge, skill and best efforts solely and exclusively to the duties assigned to him/her which he/she shall faithfully and diligently perform.  Employee shall report to Dendrite as may be required and will fully account for all records, data, materials or other property belonging to Dendrite or its customers of which he/she is given custody.  Dendrite may, from time to time, establish rules and regulations and Employee shall faithfully observe these in the performance of his/her duties.  Employee shall further comply with all policies and directives of Dendrite.

3.                                      COMPENSATION

Dendrite shall pay Employee for his/her services a base salary at a rate of $160,000 per annum to be paid on a semi-monthly basis in accordance with Dendrite’s regular payroll practices.

In addition to your base salary, you are also eligible for the discretionary bonus in accordance with the terms and conditions of the Dendrite Incentive Plan.  Incentive bonuses will be paid quarterly, with an annual target payout of $70,000. This discretionary bonus will be based on factors including your individual performance, the company meeting its overall financial objectives, and you being employed with Dendrite at the end of any such fiscal quarter.

You will also be eligible to receive 20,000 stock options of Dendrite stock, subject to (i) a four year vesting schedule, (ii) your execution of a definitive option agreement in form and substance satisfactory to Dendrite, and (iii) the terms and conditions of the Stock Plan.  These options are subject to board approval, with the strike price being the date if this approval.

4.                                      BENEFITS

Dendrite shall provide Employee:

(i)                                     Vacation.  3 weeks vacation per annum in accordance with Dendrite policy in effect from time to time.

(ii)                                  Business Expenses.  Reimbursement for all reasonable and necessary travel, entertainment and other out-of-pocket expenses incurred by Employee in connection with the performance of his/her duties.  Reimbursement will be made upon the submission by the Employee of appropriate documentation and verification of the expenses.

(iii)                               Other.  Dendrite will provide Employee other benefits to the same extent as may be provided to other employees generally in accordance with Dendrite policy in effect from time to time and subject to the terms and conditions of such benefit plans.

5.                                      INFORMATION AND BUSINESS OPPORTUNITY

During Employee’s employment with Dendrite, Employee may acquire knowledge of (i) information that is relevant to the business of Dendrite or its affiliates or (ii) knowledge of business opportunities pertaining to the business in which Dendrite or its affiliates are engaged.  Employee shall promptly disclose to Dendrite that information or business opportunity but shall not disclose it to anyone else without Dendrite’s written consent.

6.                                      DENDRITE CONFIDENTIAL INFORMATION

The Employee will, as a result of his/her employment with Dendrite, acquire information which is proprietary and confidential to Dendrite.  This information includes, but is not limited to, Dendrite’s proprietary software, technical and commercial information, instruction and product information, the design, “look and feel,” navigation and capabilities of Dendrite’s software and products, Dendrite’s proprietary training program methodology, Dendrite’s methodology for promoting its products and services to its clients, the particularized needs and demands of Dendrite’s clients and the customizations Dendrite makes to its proprietary software to meet those clients’ needs, financial arrangements, salary and compensation information, competitive status, pricing policies, knowledge of suppliers, technical capabilities, discoveries, algorithms, concepts, designs, drawings, specifications, techniques, models, data, technical manuals, training guides and manuals, research and development materials, processes, procedures, know-how and other business affairs relating to Dendrite.  Employee will keep all such information confidential and will not reveal it at any time to any person or entity without the express written consent of Dendrite.  This obligation is to continue in force after employment terminates for whatever reason.

7.                                      CLIENT CONFIDENTIAL INFORMATION

Dendrite may, from time to time, be furnished information and data which is proprietary and confidential to its clients, customers or suppliers.  Employee will not, at any time for any reason, reveal any information provided by any of Dendrite’s clients, customers or suppliers to any person or entity without the prior written consent of Dendrite or the applicable client, customer or supplier.  This obligation is to continue in force after employment terminates for whatever reason.

8.                                      RETURN OF PROPERTY

Upon termination of employment for any reason or upon the request of Dendrite, Employee shall return to Dendrite all property which Employee received, prepared or helped to prepare in connection with his/her employment including, but not limited to, all confidential information and all disks, notes, notebooks, blueprints, customer lists or other paper or material in any tangible media or computer readable form belonging to Dendrite or any of its customers, clients or suppliers.  Employee will not retain any copies, duplicates, reproductions or excerpts of any of the foregoing material.

9.                                      INVENTIONS

All work performed by Employee and all materials, products, deliverables, inventions, software, ideas, disclosures and improvements, whether patented or unpatented, and copyrighted material made or conceived by Employee, solely or jointly, in whole or in part, during the term of Employee’s employment by Dendrite which (i) relate to methods, apparatus, designs, products, processes or devices sold, licensed, used or under development by Dendrite, (ii) otherwise relate to or pertain to the present, proposed or contemplated business, functions or operations of Dendrite, (iii) relate to Dendrite actual or anticipated research or development, (iv) involve the use of Dendrite’s equipment, supplies or facilities, or (v) result from access to any Dendrite assets, information, inventions or the like, in each case, are confidential information, are the property of Dendrite and shall be deemed to be a work made for hire.  To the extent that title to any of the foregoing shall not, by operation of law, vest in Dendrite, all right, title and interest therein are hereby irrevocably assigned to Dendrite.  Employee agrees to give Dendrite or any person or entity designated by Dendrite, at Dendrite’s expense, reasonable assistance required to perfect its rights therein.

If Employee conceives any idea, makes any discovery or creates any invention within one (1) year after his/her termination of employment with Dendrite that relate to any matters pertaining to the business of Dendrite, it shall be deemed that it was conceived while in the employ of Dendrite.

10.                               RESTRICTION ON FUTURE EMPLOYMENT

Employee acknowledges (i) the highly competitive nature of the business and the industry in which Dendrite competes; (ii) that as a key employee of Dendrite he/she has participated in and will continue to participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, Employee has obtained and will continue to obtain knowledge of the “know-how” and business practices of Dendrite, in which matters Dendrite has a substantial proprietary interest; (iii) that his/her employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his/her position with Dendrite placed and places him/her in a position of confidence and trust with the clients and employees of Dendrite; and (iv) that his/her rendering of services to the clients of Dendrite necessarily requires the disclosure Employee of confidential information (as described in paragraph 6 above) of Dendrite.  In the course of the Employee’s employment with Dendrite, Employee has and will continue to develop a personal relationship with the clients of Dendrite and a knowledge of those clients’ affairs and requirements, and that the relationship of Dendrite with their established clientele will therefore be placed in Employee’s hands in confidence and trust.  Employee consequently agrees that it is reasonable and necessary for the protection of the confidential information, goodwill and business of Dendrite that Employee makes the covenants contained herein and that Dendrite would not have entered into this Agreement unless the covenants set forth in this paragraph 10 were contained in this Agreement.  Accordingly, Employee agrees that during the period that he/she is employed by Dendrite and for a period of two (2) years thereafter, he/she shall not, as an individual, employee, consultant, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of Dendrite, directly or indirectly, and regardless of the reason for his/her ceasing to be employed by Dendrite:

(i)                                     perform services that compete with the business or businesses conducted by Dendrite or any of its affiliates or render services to any person or entity which competes with the business or businesses conducted by Dendrite or any of its affiliates (or which business Dendrite can at the time of Employee’s termination of employment establish it will likely conduct within one (1) year following the date of Employee’s termination);

(ii)                                  attempt in any manner to solicit or accept from any client business of the type performed by Dendrite or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with Dendrite, whether or not the relationship between Dendrite and such client was originally established in whole or in part through Employee’s efforts;

(iii)                               employ, attempt to employ or assist anyone else in employing any employee or contractor of Dendrite or induce or attempt to induce any employee or contractor of Dendrite to terminate their employment or engagement with Dendrite; or

(iv)                              render to or for any client any services of the type rendered by Dendrite.

As used in this paragraph 10, the term “client” shall mean (1) anyone who is a client of Dendrite on the date of Employee’s termination or, if Employee’s employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”); (2) anyone who was a client of Dendrite at any time during the one (1) year period immediately preceding the Determination Date; (3) any prospective client to whom Dendrite had made a new business presentation (or similar offering of services) at any time during the one (1) year period immediately preceding the Determination Date; and (4) any prospective client to whom Dendrite made a new business presentation (or similar offering of services) at any time within six (6) months after the date of Employee’s termination (but only if the initial discussions between Dendrite and such prospective client relating to the rendering of services occurred prior to the date of Employee’s termination, and only if Employee actively participated in or supervised such discussions).  For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation or similar offering of services” or a “discussion”.  In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “client” as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by Dendrite.

For a two (2) year period after the termination of Employee’s employment for any reason whatsoever, Employee agrees to promptly notify Dendrite in writing the identity of all subsequent employers.

11.                               NON-DISPARAGEMENT

Employee agrees that he/she will not at any time make any statement, observation or opinion, or communicate any information (whether oral or written) that is likely to come to the attention of any client or employee of Dendrite or any member of the media, which statement is derogatory of or casts in a negative light Dendrite or its officers, directors and employees or otherwise engage in any activity which is inimical to the interests of the Company.

12.                               OUTSIDE CONTRACTING

Employee shall not enter into any agreements to provide any services to any person or entity outside of his/her employment by Dendrite (an “Outside Agreement”) without the prior written express consent from Dendrite.  Employee must notify Dendrite of his/her intent to enter into an Outside Agreement specifying therein the other party to such Outside Agreement and the type of services to be provided by Employee.  Dendrite shall not unreasonably withhold permission to Employee to enter into Outside Agreements unless such Outside Agreements (i) are with competitors or potential competitors of Dendrite, or (ii) as determined in Dendrite’s sole discretion, shall substantially hamper or prohibit Employee from satisfactorily carrying out all duties assigned to Employee by Dendrite.

13.                               AFTER-HOURS DEVELOPMENT

In the event that Employee shall develop any software which, pursuant to Section 9 herein, is not the property of Dendrite, Dendrite shall have a right of first refusal to publish and/or purchase the rights to such software.  Employee shall notify Dendrite of any such after-hours development as soon as reasonably possible before or during the development process including a description of the intended functions of the after-hours development and the estimated date of completion.

14.                               PRIOR EMPLOYMENT

Employee represents and warrants that Employee has not taken or otherwise misappropriated and does not have in Employee’s possession or control any confidential and proprietary information belonging to any of Employee’s prior employers or connected with or derived from Employee’s services to prior employers.  Employee represents and warrants that Employee has returned to all prior employers any and all such confidential and proprietary information.  Employee further acknowledges, represents and warrants that Dendrite has informed Employee that Employee is not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with Employee’s employment by Dendrite.  Employee agrees, represents and warrants that Employee will not use such information.  Employee shall indemnify and hold harmless Dendrite from any and a all claims arising from any breach of the representations and warranties in this Section.

15.                               REMEDIES

The parties agree that in the event Employee breaches or threatens to breach this Agreement, money damages may be an inadequate remedy for Dendrite and that Dendrite will not have an adequate remedy at law.  It is understood, therefore, that in the event of a breach or threatened breach of this Agreement by Employee, Dendrite shall have the right to obtain from a court of competent jurisdiction restraints or injunctions prohibiting Employee from breaching or threatening to breach this Agreement.  In that event, the parties agree that Dendrite will not be required to post bond or other security.  It is also agreed that any restraints or injunctions issued against Employees shall be in addition to any other remedies which Dendrite may have available to it.

16.                               APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the conflicts of laws.

17.                               NOTICES

In the event any notice is required to be given under the terms of this Agreement, it shall be delivered in the English language, in writing, as follows:

If to Employee:	Garry Johnson
[ ]
[ ]

If to Dendrite:	Attn: General Counsel
Dendrite International, Inc.
1200 Mt. Kemble Avenue
Morristown, New Jersey 07960

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

18.                               NON-ASSIGNABILITY

Employee’s rights or obligations under the terms of this Agreement or of any other agreement with Dendrite may not be assigned.  Any attempted assignment will be void as to Dendrite.  Dendrite may, however, assign its rights to any affiliated or successor entity.

19.                               BINDING AGREEMENT

This Agreement shall be binding upon and inure to the benefit of Employee’s heirs and personal representatives and to the successors and assigns of Dendrite.

20.                               INTEGRATION

This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof.  No representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party.

21.                               WAIVER

This Agreement may not be modified or waived except by a writing signed by both parties.  No waiver by either party of any breach by the other shall be considered a waiver of any subsequent breach of the Agreement.

22.                               ARBITRATION

(a)                                  If any dispute arises between Employee and Dendrite that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable rules of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature; provided, however, that Dendrite may enforce Employee’s obligations under Sections 5 through 13 hereof by an action for injunctive relief and damages in a court of competent jurisdiction at any time prior or subsequent to the commencement of an arbitration proceeding as herein provided.

(b)                                 This Section 22 shall apply to claims arising under state and federal statutes, local ordinances, and the common law.  The arbitrator shall apply the same substantive law that a court with jurisdiction over the parties and their dispute would apply under the terms of this Agreement.  The arbitrator’s remedial authority shall equal the remedial power that a court with jurisdiction over the parties and their dispute would have.  The arbitrator shall, upon an appropriate motion, dismiss any claim brought in arbitration if he/she or she determines that the claim could not properly have been pursued through court litigation.  If the then-applicable rules of the American Arbitration Association conflict with the procedures of this Section 21, the latter shall apply.

(c)                                  If the parties cannot agree upon an arbitrator, the parties shall select a single arbitrator from a list of seven arbitrators provided by the Newark, New Jersey office of the American Arbitration Association.  All seven listed arbitrators shall be retired judges experienced in employment law and/or persons actively involved in hearing private cases.  If the parties cannot agree on selecting an arbitrator from that list, then the parties shall alternately strike names from the list, with the first party to strike being determined by lot.  After each party has used three strikes, the remaining name on the list shall be the arbitrator.

(d)                                 Each party may be represented by counsel or by another representative of the party’s choice, and each party shall pay the costs and fees of its counsel or other representative and its own filing or administrative fees.  The non-prevailing party (as determined by the arbitrator) shall bear the fees and costs of the arbitrator.

(e)                                  The arbitrator shall render an award and opinion in the form typical of those rendered in labor arbitrations, and that award shall be final and binding and non-appealable.  To the extent that any part of this Section 22 is found to be legally unenforceable for any reason, that part shall be modified or deleted in such a manner as to render this Section 22 (or the remainder of this Section) legally enforceable and as to ensure that except as provided in clause (b) of this Section 22, all conflicts between Dendrite and Employee shall be resolved by neutral, binding arbitration.  The remainder of this Section 22 shall not be affected by any such modification or deletion but shall be construed as severable and independent.  If a court finds that the arbitration procedures of this Section 22 are not absolutely binding, then the parties intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(f)                                    Unless the parties agree otherwise, any arbitration shall take place in Newark, New Jersey in such location as agreed to by Dendrite and Employee.  If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location within the State of New Jersey.

(g)                                 Employee has read and understands this Section 22 which discusses arbitration.  Employee understands that by signing this Agreement, Employee agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his/her employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of Employee’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

(i)                                    Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii)                                Any and all claims for violation of any federal state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New Jersey

Family Leave Act, the New Jersey Conscientious Employee Protection Act and the New Jersey Law Against Discrimination; and

(iii)                            Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

23.                               SEVERABILITY

In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

24.                               JURISDICTION

The State of New Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to Sections 5-13 of this Agreement except that Dendrite may institute any such suit against the Employee in any jurisdiction in which the Employee may be at the time.  In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be effected upon any party by delivering it to the address in this Agreement specified for that party in Section 17.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the first date written above.

DENDRITE INTERNATIONAL, INC.

By:	/s/ Deborah Booth
Deborah Booth
Director of Staffing

/s/ Garry Johnson
Garry Johnson

11/13/00
Date